------------------------                 --------------------------------------
      FORM 4                                          OMB APPROVAL
------------------------                 -------------------------------------
                                         OMB NUMBER           3235-0287
|_|Check this box if no longer           Expires:          September 30, 1998
   subject to Section 16. Form 4         Estimated average burden
   or Form 5 obligations may             hours per response  .  .  . . 0.5
   continue. See Instruction 1(b).       -------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


       Filed pursuant to Section 16(a) of the Securities Exchange Act of
            1934, Section 17(a) of the Public Utility Holding Company
        Act of 1935 or Section 30(f)of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------

Feinberg         Stephen
--------------------------------------------------------------------------------
(Last)           (First)          (Middle)

450 Park Avenue, 28th Floor
--------------------------------------------------------------------------------
                (Street)

New York        NY          10022
-------------------------------------------------------------------------------
 (City)        (State)       (Zip)

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2.  Issuer Name and Ticker or Trading Symbol
    Wherehouse Entertainment, Inc.

-------------------------------------------------------------------------------
3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)
--------------------------------------------------------------------------------
4.  Statement for
    Month/Year

    September/1997

--------------------------------------------------------------------------------
5. If Amendment,
   Date of Original
     (Month/Year)
--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

      Director                  X*   10% Owner
------                         -----
      Officer (give                  Other (specify below)
------        title below)     -----
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

 X* Form filed by One Reporting Person
 --
    Form filed by More than One Reporting Person
 --
================================================================================


                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 ----------------------------------- ---------- ------------ ----------------------------------------------------------------------
 ----------------------------------------------------------------------------------------------------------------------------------
 1.  Title of Security              2.Trans-  3. Trans-    4. Securities Acquired (A)  5. Amount of      6. Owner-    7.  Nature
       (Instr. 3)                     action     action         or Disposed of (D)        Securities        ship          of In-
                                      Date       Code           (Instr. 3,4 and 5)        Beneficially      Form:         direct
                                                                                          Owned at          Direct        Bene-
                                                (Instr. 8) ---------------------------    End of            (D) or        ficial
                                                                                          Month             Indirect      Owner-
                                     (Month/                           (A)or                                              ship
                                      Day/      Code   V      Amount   (D)     Price
                                      Year)                                               (Instr. 3           (l)         (Instr. 4)
                                                                                          and 4)            (Instr. 4)
====================================================================================================================================
====================================================================================================================================
Transactions by Cerberus
Partners, L.P.*
====================================================================================== =============== =============================
          Common Stock               9/02/97   P             200,000      A    $10.37  1,607,919*           I*             *
 ----------------------------------- -------- ------ ---- ------------- ----- -------- --------------- ------------ ---------------
 ----------------------------------- -------- ------ ---- ------------- ----- -------- --------------- ------------ ---------------
====================================================================================== =============== =============================
Transactions by Cerberus
International, Ltd.*
====================================================================================== =============== =============================
          Common Stock               9/02/97   P             580,704      A    $10.37  1,894,173*           I*             *
 ----------------------------------- -------- ------ ---- ------------- ----- -------- --------------- ------------ ---------------
 ----------------------------------- -------- ------ ---- ------------- ----- -------- --------------- ------------ ---------------
====================================================================================== =============== =============================
Transactions by Ultra
 Cerberus Fund, Ltd.*
====================================================================================== =============== =============================
          Common Stock               9/02/97   P              40,000      A    $10.37    150,648*           I*             *
------------------------------------ -------- ----- ---- -------------- ----- -------- --------------- ------------ ---------------
------------------------------------ -------- ------ ---- ------------- ----- -------- --------------- ------------ ---------------
====================================================================================== =============== ============================
Transactions by The Funds*
====================================================================================== =============== ============================
          Common Stock               9/02/97   P             150,000      A    $10.37   3,118,760*          I*             *
------------------------------------ -------- ------ ---- ------------- ----- -------- --------------- ------------ ---------------
------------------------------------ -------- ------------------------------- -------- --------------- ----------------------------
====================================================================================== =============== =============================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
*If form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)


                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)

Form 4 (continued)
==================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:

* The reporting person possesses voting and investment control over all securities of Wherehouse Entertainment, Inc. owned by Cerberus, International, Ultra and The Funds. The reporting person's interest is limited to the extent of his pecuniary interest, if any, in Cerberus, International, Ultra and The Funds.

/s/ Stephen Feinberg                                        October 7, 1997
--------------------------------                            -------------------
**Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.